Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies to Highlight Its Anchorless PowerBuoyTM at Global Maritime Exposition

MONROE TOWNSHIP, N.J., April 05, 2018 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (Nasdaq: OPTT) announced today that it will be discussing its anchorless sonar PowerBuoyTM at the Navy Forum for SBIR/STTR Transition in National Harbor, Maryland on Monday, April 9th. The Navy Forum has been a long-standing venue for connecting SBIR/STTR-funded technologies with other governmental entities, defense suppliers, and other potential partners and collaborators. OPT’s anchorless PowerBuoyTM is a sponsored project by the Department of Defense Office of Naval Research, focused on a motion based, wave energy harvesting technology that is steerable to accommodate multiple concepts of operation such as self-propelling from a distance, and ship-based launch, operation, and recovery. The device leverages proven OPT designs and capabilities such as energy storage and wave energy analysis.

OPT’s Principal Technologist, Dave Stewart, will be speaking during the event’s “Tech Talk” on Monday, April 9, 2018 at 2:00 PM in the Annapolis 4 room. “Our anchorless and steerable buoy is a game changer for OPT. We believe our anchorless PowerBuoysTM have the ability to transform offshore operations for the defense and security sectors and may also have a place within offshore oil and gas, science, and research” stated George Kirby, President and Chief Executive Officer of Ocean Power Technologies.

OPT’s booth number is #159, which is in the Woodrow Wilson Ballroom.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Our PB3 PowerBuoy™ uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Investor Relations Contact:
Steve Calk or Jackie Marcus
Alpha IR Group
Phone 312 445-2870
Email: OPTT@alpha-ir.com

Media Contact:
Marilyn Vollrath
Reputation Partners, LLC
Phone: 414 376-8834
Email: Marilyn@reputationpartners.com